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                                                                   EXHIBIT 99.14

                               AMENDMENT NO. 3 TO
                SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF
               TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS
                       RESTATED EFFECTIVE JANUARY 1, 2000

         WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the "Company"), has heretofore adopted the SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE JANUARY 1, 2000 ("the Plan") for the benefit of certain executive and managerial employees; and

         WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan in certain respects as hereinafter provided;

         NOW THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2004:

1.       Section 4.01(b) is hereby amended to be and read as follows:

         "(b) Matching Employer Contribution. For Plan Years beginning prior to January 1, 2004, for each Year, each Employer shall credit a Matching Employer Contribution amount in the form of Stock Units to each of its Employees for whom an amount was credited pursuant to paragraph (a) of this Section 4.01; effective for Plan Years beginning on and after January 1, 2004, such a Matching Employer Contribution shall be credited in cash; provided, however, that no such Matching Employer Contribution shall be credited prior to the date on which such Employee completes one (1) year of Service. Such Matching Employer Contribution, when added to the Forfeitures which have become available for application as of the end of the Year pursuant to Section 4.03 hereof, shall be equal to a percentage of that portion of the Participant's Compensation Reduction Contribution for such Year pursuant to Section 4.02 hereof which does not exceed six percent (6%) of his Base Compensation plus Annual Incentive Compensation for such Year, based on his years of Service as follows:

Years of Service                                Applicable Percentage
----------------                                ---------------------
Less than 1                                                0%
1 but less than 2                                         25%
2 but less than 3                                         30%
3 but less than 4                                         35%
4 but less than 5                                         40%
5 or more                                                 50%

                  For purposes of determining a Participant's Matching Employer Contribution under this paragraph (b), if a Participant's Employment Commencement Date is any date on or after January 1, 2001 and on or before March 31, 2001, and such Participant is employed as of the last day of the Short Plan Year, he shall be credited with a year of Service for such Short Plan Year."

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2.       Section 4.01(c) is hereby amended to be and read as follows:

                  "(c) Additional Matching Contribution. For Plan Years beginning prior to January 1, 2004, for each Year, each Employer shall credit an additional amount in the form of Stock Units to each of its Employees for whom an amount was credited pursuant to paragraph (a) of this Section 4.01, which when added to the Forfeitures which have become available for application as of the end of the Year pursuant to
                           Section 4.03 hereof and which have not been applied as provided in paragraph (b) of this Section, shall be equal to seventeen and one-half percent (17-1/2%) of that portion of the Participant's Compensation Reduction Contribution for such Year pursuant to
                           Section 4.02 hereof which is invested or deemed invested in Stock Units pursuant to Section 5.02(a) hereof up to twenty-five percent (25%) of the sum of his Base Compensation and Annual Incentive Compensation for such Year. Effective for Plan Years beginning on and after January 1, 2004, this paragraph (c) shall have no further force or effect."

In accordance with the last sentence in the revised section 4.01(c) above, references in the Plan to Additional Matching Contributions and Additional Matching Contribution Accounts are applicable to such contributions and accounts prior to January 1, 2004.

3.       Section 4.01(e) is hereby amended to be and read as follows:

                  "(e) Discretionary Contributions. For Plan Years beginning prior to January 1, 2004, in addition to the contributions described above, for each Year an Employer may, but shall not be required to, credit the Discretionary Contribution Account of any one or more Participants in its employ during such Year with such amounts in the form of Stock Units or otherwise as the Employer may determine in its sole discretion. Effective for Plan Years beginning on and after January 1, 2004, if such amounts are credited, they shall be credited in cash."

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4.       Section 5.02 is hereby amended to be and read as follows:

         "5.02    Investment of Accounts

                  (a) Participant Election. The Committee shall credit each Participant's Accounts with earnings or losses according to the hypothetical investment selections made by the Participant pursuant to his participation agreement executed pursuant to Section 3.03 hereof. In accordance with certain limitations on investment designations in Section 5.02(b), the Committee shall adopt rules concerning the manner in which a Participant may elect to change his hypothetical investment selections, provided that a Participant shall be permitted to do so no less frequently than as of the first day of each month.

                           For Plan Years beginning prior to January 1, 2004, the earnings or losses attributable to a Participant's Accounts shall be determined as if the amounts credited to such Accounts were actually invested in Stock Units, to the extent required or elected hereunder, and, to the extent not so required or elected, in the hypothetical investments selected under the Participant's participation agreement. In the case of a Participant receiving installment payments under Article VI hereof, the Participant's Accounts will continue to receive allocations of earnings or losses in accordance with this subsection until his Accounts are paid in full. If a Participant's participation agreement fails to designate one or more hypothetical investment selections, the Participant's Account will be deemed invested in Stock Units, to the extent required hereunder, and, to the extent not so required, in the investment option designated as having the least investment risk.

                           Effective for Plan Years beginning on and after January 1, 2004, the earnings or losses attributable to a Participant's Accounts shall be determined as if the amounts credited to such Accounts were actually invested in Stock Units, to the extent elected hereunder, and, to the extent not so elected or to the extent prohibited hereunder, in the hypothetical investments selected under the Participant's participation agreement. In the case of a Participant receiving installment payments under Article VI hereof, the Participant's Accounts will continue to receive allocations of earnings or losses in accordance with this subsection until his Accounts are paid in full. If a Participant's participation agreement fails to designate one or more hypothetical investment selections, the Participant's Account will be deemed invested in the investment option designated as having the least investment risk.

                  (b) Investment Options. The Committee shall have sole and absolute discretion with respect to the number and types of investment options made available for selection by Participants pursuant to this Section, the timing of Participant elections and the method by which adjustments are made. The Committee may in its sole discretion refuse to recognize

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                           Participant elections that it determines may cause
                           the Participant's Accounts to become subject to the short-swing profit provisions of Section 16b of the Securities Exchange Act of 1934 and establish special election procedures for Participants subject to
                           Section 16 of such Act.

                           For Plan Years beginning prior to January 1, 2004, the Committee shall permit Participants to designate that their investments be treated as invested in (i) Stock Units or (ii) one or more investment indices; provided that amounts credited on or after the Effective Date to a Participant's Matching Contribution Account or Additional Matching Contribution Account shall at all times be invested in Stock Units; provided further that Compensation Reduction Contributions made on or after the Effective Date of Award Compensation shall at all times be invested in Stock Units.

                           Effective for Plan Years beginning on and after January 1, 2004, amounts contributed to a Participant's Matching Contribution Account and Discretionary Contribution Account shall not be treated as invested in Stock Units. For Plan Years beginning on and after January 1, 2004, amounts credited to a Participant's Matching Contribution Account, Additional Matching Contribution Account, or Discretionary Contribution Account and deemed invested in any media may not be treated as transferred into or out of deemed investments in Stock Units. For Plan Years beginning on and after January 1, 2004, Compensation Reduction Contributions may, at the Participant's election, be treated as invested in Stock Units, either at the time such amounts are initially credited to the Participant's Compensation Reduction Contribution Account or following deemed invested in other media; provided, however, that following deemed investment in Stock Units, such Contributions may not be treated as transferred out of deemed investments in Stock Units.

                           The designation of investment options by the Committee shall be for the sole purpose of adjusting Accounts pursuant to this Section, and except to the extent that deemed investment in Stock Units was required hereunder for Plan Years beginning prior to January 1, 2004, the provisions of this Article V shall not obligate the Company or any of the Employers to invest or set aside any assets for the payment of benefits hereunder; provided, however, that the Company or an Employer may invest a portion of its general assets in investments, including investments which are the same as or similar to the investment indices designated by the Committee and selected by Participants, but any such investments shall remain part of the general assets of the Company or such Employer and shall not be deemed or construed to grant a property interest of any kind to any Participant, designated Beneficiary or estate. The Committee shall notify the Participants of the investment indices available and the procedures for making and changing elections.

                  (c) Non-Binding Status of Elections. A Participant's hypothetical investment selections pursuant to the immediately preceding paragraph shall be made solely for purposes of crediting earnings and/or losses to his Accounts under Section 5.03 of this Plan. The Committee shall not, in any way, be

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                           bound to actually invest any amounts set aside
                           pursuant to Article VII below to satisfy its obligations under this Plan in accordance with such selections."

5.       Section 5.03(c) is hereby amended to be and read as follows:

                  "(c) Matching Contributions. For Plan Years beginning prior to January 1, 2004, any Stock Units credited to a Participant by an Employer pursuant to Section 4.01(b) or (c) during a Year shall be allocated, as the case may be, to the Participant's Matching Contribution Account or the Participant's Additional Matching Contribution Account at such time as may be determined by the Employer in its absolute discretion, but no earlier than the last day of such Year.

                           Effective for Plan Years beginning on and after January 1, 2004, any amounts credited to a Participant by an Employer pursuant to Section 4.01(b) during a Year shall be allocated to the Participant's Matching Contribution Account at such time as may be determined by the Employer in its absolute discretion, but no earlier than the last day of such Year."

6.       Section 5.04(a) is hereby amended to be and read as follows:

                  "(a) General. For purposes of calculating the number of Stock Units credited or deemed credited to a Participant's Accounts pursuant to Section 5.03(b) and, for Plan Years beginning prior to January 1, 2004, Section 5.03(d), the price of a Stock Unit shall be equal to one hundred percent (100%) of the closing price on the New York Stock Exchange of a share of the Company's common stock on the date on which the Stock Units are credited or deemed credited to the Participant's Accounts (or if no shares of the Company's common stock are traded on such date, on the immediately preceding trading date). For Plan Years beginning prior to January 1, 2004, for purposes of calculating the number of Stock Units credited to a Participant's Accounts as an Employer Matching Contribution or Additional Matching Contribution, the price of a Stock Unit shall be equal to one hundred percent (100%) of the average daily closing price on the New York Stock Exchange of a Share of the Company's common stock for the Year with respect to which the Stock Units are credited to the Participant's Accounts, provided that for Stock Units credited with respect to the Year ending March 31, 2000, such average daily closing price shall be calculated for the period beginning on January 1, 2000 and ending on such March 31, 2000."

7.       Section 5.04 (c) is hereby amended to be and read as follows:

                  "(c) Dividends. To the extent that a dividend is paid on the Company's common stock, the Committee shall credit to the Accounts of each Participant whose Accounts are invested or deemed invested in Stock Units an amount equal to the value of such dividends. Effective for Plan Years beginning prior to January 1, 2004, such amounts shall be credited to the Participant's Accounts in the form of additional Stock Units at a

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                           price equal to one hundred percent (100%) of the
                           closing price on the New York Stock Exchange of a share of the Company's common stock on the date on which such dividend is paid (or if no shares of the Company's common stock are traded on such date, on the immediately preceding trading date). Effective for Plan Years beginning on and after January 1, 2004, such amounts shall be credited to the Participant's Accounts in cash."

8.       Section 6.08 is hereby amended to be and read as follows:

         "6.08    Designated Distributions

                  Prior to the beginning of a calendar year, a Participant may elect that all or any portion of the amount of any Compensation Reduction Contribution to be credited to the Participant's Compensation Reduction Contribution Account during such calendar year, be distributed to or on behalf of the Participant in the form of a lump sum in a subsequent calendar year designated by the Participant, which subsequent calendar year shall not be earlier than the third calendar year following the calendar year for which the election is made. Such an election shall be irrevocable. The distribution shall be made no later than December 31 of the designated year. In the event of the Participant's termination of employment for any reason prior to the designated year, the election shall be void and of no effect."

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         IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on behalf of this 24th day of February, 2004, effective as of January 1, 2004.

                                                  TRINITY INDUSTRIES, INC.

                                                  By: /s/ Andrea F. Cowan
                                                      --------------------------

                                                  Title: Vice President

ATTEST:

/s/ Michael G. Fortado

STATE OF TEXAS    )
                  ) ss.
COUNTY OF DALLAS  )

         This instrument was acknowledged before me on the 24 day of February, 2004, by Andrea F. Cowan of TRINITY INDUSTRIES, INC., a Delaware corporation, on behalf of said corporation.

                                                  /s/ Marsha L. Buchanan
                                                  ------------------------------
                                                  Notary Public in and for the
                                                  State of Texas

My Commission Expires:

07/29/2007

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